Exhibit (n)(7)

September 22, 2015

New Mountain Finance Corporation

New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Corporation for the three and six-month periods ended June 30, 2015 and have issued our report dated August 5, 2015 As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 is being used in the Prospectus Supplement that is part of the Registration Statement No. 333-203676 on Form N-2 (the “Registration Statement”).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP